EXHIBIT 99.1

Contact:
Dale Messick
Luna Innovations Incorporated
Phone: 1.540.769.8400
Email: IR@lunainc.com
Luna and Intuitive Surgical agree to buyout of medical shape-sensing technology

Company buys out remainder of its contract with Luna Innovations for $9 million
ROANOKE, VA, (December 23, 2015) – Luna Innovations Incorporated (NASDAQ: LUNA) today announced that Intuitive Surgical, Inc. (NASDAQ: ISRG) has agreed to buy out the remainder of the purchase consideration for its medical shape-sensing technology for $9 million.
Intuitive Surgical acquired Luna’s fiber optic shape-sensing and localization technology, including related patents in January, 2014. The terms of the original contract provided Luna with $12 million upfront, which was paid in 2014, an additional payment upon the achievement of certain technical milestones, and a royalty on certain sales of commercial systems.
“Although the technical milestone is still under development, both companies agreed that it was in our mutual best interests to settle the remaining obligations,” said My Chung, President and CEO of Luna. “This arrangement allows Luna to accelerate the receipt of cash, thereby strengthening our balance sheet while eliminating our exposure to future development risks.”

About Luna
Luna Innovations Incorporated (www.lunainc.com) develops, manufactures and markets fiber optic sensing, test and measurement products and is focused on bringing new and innovative technology solutions to measure, monitor, protect and improve critical processes in the aerospace, automotive, energy, composite, telecommunications and defense industries. Following its merger with API, the company also packages optoelectronic semiconductors into high speed optical receivers (HSOR products), custom optoelectronic subsystems (Optosolutions products) and Terahertz (THz) instrumentation. Luna is organized into two business segments, which work closely together to turn ideas into products: a Technology Development segment and a Products and Licensing segment. Luna's business model is designed to accelerate the process of bringing new and innovative technologies to market.
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